Exhibit 99.1

Contact:

Mary McGowan

Summit IR Group Inc.

(408) 404-5401

mary@summitirgroup.com

STRATEX NETWORKS ANNOUNCES

SECOND QUARTER FISCAL 2005 FINANCIAL RESULTS

SAN JOSE, Calif., Oct. 25, 2004—Stratex Networks, Inc. (Nasdaq: STXN), a leading provider of wireless transmission solutions, today reported financial results for the second quarter of fiscal year 2005, ended September 30, 2004

Net sales in the second quarter of fiscal 2005 were $43.6 million compared with $36.9 million in the second quarter of fiscal 2004. Net loss in the second quarter of fiscal 2005 was $6.8 million, or a loss per share of $0.08, compared with a net loss of $7.0 million, or a loss per share of $0.08, reported in the year ago period.

Stratex Networks recorded $45.9 million in orders during the second quarter, including more than $12 million of orders for the new Eclipse product line. The backlog for all product lines totaled $58.3 million as of September 30, 2004.

“Customer interest in Eclipse™, our innovative wireless platform, remains at a high level, as evidenced by continued strong order and sales activity. With more than $8 million in sales of Eclipse in the September quarter, an increase of 72 percent over the prior quarter, installations are accelerating, and gross margin is improving as anticipated,” said Chuck Kissner, chairman and CEO of Stratex Networks, Inc. “In September, we completed a private placement that raised approximately $22.9 million. These funds provide the company with a stronger balance sheet that, together with the new Eclipse platform, strengthens the company’s competitive position while providing the working capital needed during this transition to the new product platform.

“We are pleased with the progress of the Eclipse product line. We continue to focus on ramping up Eclipse volume and rolling out new hardware and software releases. These new releases address new features, additional frequency bands, and important product cost reductions that have been on our roadmap to expand the markets that Eclipse addresses,” said Mr. Kissner.

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STRATEX NETWORKS, INC. REPORTS SECOND QUARTER

FISCAL YEAR 2005 FINANCIAL RESULTS

Conference Call

Stratex Networks management will hold a conference call to discuss the company’s financial results today, at 5:00 p.m. Eastern Time. Those wishing to join should dial 706-643-3737 (conference ID #: 1503942) at approximately 4:50 p.m. A replay of the call will be available starting one hour after the completion of the call until November 1, 2004. To access the replay, dial 706-645-9291(conference ID # 1503942). A live and an archived webcast of the conference call will also be available via the company’s Web site at www.stratexnet.com

Upcoming Investor Conference

Stratex Networks management will be presenting at the AeA Classic Financial Conference in Monterey, CA on November 9th and 10th. Those wishing to listen to management’s presentation can hear a live and/or an archived webcast of the event at www.stratexnet.com.

About Stratex Networks

With headquarters in San Jose, California, Stratex Networks, Inc. is one of the world’s leading providers of high-speed wireless transmission solutions. Since it was founded in 1984, Stratex Networks has achieved international recognition for quality, innovation, and technical superiority in delivering data, voice, and video communication systems, including comprehensive service and support. Stratex Networks, with its broad product offering and worldwide sales and support organization, is strategically positioned to serve its customers’ needs in wireless high-capacity transmission technology. Additional information is available at www.stratexnet.com .

Safe Harbor Statement

This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s expectations regarding customer preferences relating to, and future revenues resulting from, Eclipse; revenues and gross margins; market acceptance of the Eclipse; and the Company’s future financial performance. These forward-looking statements are based on current expectations and the Company assumes no obligation to update this information. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of significant risks and uncertainties including unexpected delays in the schedule for shipments of Eclipse, negative trends in the general economic condition of the worldwide economy, order cancellations, postponements in product deliveries resulting in delayed revenue recognition, increased competition, downward pressures on the price of the Company’s products and services and the introduction of competing products and technologies. In addition, orders and backlog are not necessarily indicative of revenue in any future period. For a further discussion of these and other factors that impact the Company’s business in general, see the information provided under the heading “Factors That May Affect Future Financial Results” in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2004, on file with the Securities and Exchange Commission.

— Financial Tables Follow —

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STRATEX NETWORKS, INC. REPORTS SECOND QUARTER

FISCAL YEAR 2005 FINANCIAL RESULTS

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2004	March 31, 2004
Assets

Cash and short-term investments	$62,771	$49,963
Accounts receivable, net	43,303	34,295
Inventories	36,775	33,101
Other current assets	12,657	10,932

Total current assets	155,506	128,291
Property & equipment, net	31,754	31,175
Other assets	2,188	3,778

Total assets	$189,448	$163,244

Liabilities and Stockholders’ Equity

Accounts payable	$38,033	$40,033
Short-term debt	6,250	—
Other current liabilities	20,558	21,718

Total current liabilities	64,841	61,751
Long-term debt	16,667	—
Other long-term liabilities	18,248	20,311

Total liabilities	99,756	82,062

Stockholders’ equity	89,692	81,182

Total liabilities and stockholders’ equity	$189,448	$163,244

—continued—

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STRATEX NETWORKS, INC. REPORTS SECOND QUARTER

FISCAL YEAR 2005 FINANCIAL RESULTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2004	2003	2004	2003
Net sales	$43,615	$36,882	$89,656	$72,849
Cost of sales	35,187	29,819	74,302	58,440

Gross profit	8,428	7,063	15,354	14,409

Operating expenses:
Research and development	4,189	3,982	8,552	7,868
Selling, general and administrative	10,255	9,939	19,886	20,445
Amortization of intangible assets	395	—	790	—
Other charges (credits)	(276)	—	(276)	(3,550)

Total operating expenses	14,563	13,921	28,952	24,763

Operating loss	(6,135)	(6,858)	(13,598)	(10,354)
Other income (expense)	(441)	136	(810)	188

Loss before income taxes	(6,576)	(6,722)	(14,408)	(10,166)
Provision for income taxes	202	280	353	211

Net loss	$(6,778)	$(7,002)	$(14,761)	$(10,377)

Basic and diluted net loss per share	$(0.08)	$(0.08)	$(0.17)	$(0.13)
Basic and diluted weighted average shares outstanding	84,922	82,922	84,528	82,877

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